EXHIBIT 10.23

FIRST AMENDMENT TO THE FOURTH AMENDED AND RESTATED
INDEMNIFICATION AGREEMENT (WGR)
This FIRST AMENDMENT TO THE FOURTH AMENDED AND RESTATED INDEMNIFICATION AGREEMENT (WGR) (this “Amendment”) is made and entered into as of February 15, 2018, by and between Western Gas Resources, Inc., a Delaware corporation (“Indemnitor”) and Western Gas Holdings, LLC, a Delaware limited liability company (“Indemnitee”).
WITNESSETH:
WHEREAS, Western Gas Partners, LP (“Borrower”) entered into the Third Amended and Restated Revolving Credit Agreement (such Agreement, as amended from time to time, the “Third Restated Credit Agreement”) dated as of February 15, 2018, by and among the Borrower, Wells Fargo Bank, National Association, individually and as Administrative Agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Bank, LTD., PNC Bank, National Association, and U.S. Bank National Association, as Syndication Agents, Bank of Montreal, Barclays Bank PLC, Branch Banking and Trust Company, Capital One, National Association, Credit Suisse AG, Cayman Islands Branch, Deutsche Bank AG New York Branch, Morgan Stanley Bank, N.A., Royal Bank of Canada, The Bank of Nova Scotia, and The Toronto-Dominion Bank, New York Branch, as Documentation Agents, and the Lenders party thereto, pursuant to which the borrowing limit provided for in the Second Restated Credit Agreement was increased and the maturity date in the Second Restated Credit Agreement was extended;
WHEREAS, the proceeds of Debt Securities under the Indenture have been and will be used to refinance outstanding Revolving Loans under the Restated Credit Agreement, the Second Restated Credit Agreement, and the Third Restated Credit Agreement, and for other general corporate purposes;
WHEREAS, Indemnitor, through Borrower and WGP or its predecessor, received proceeds of borrowings under the Restated Credit Agreement and the Second Restated Credit Agreement and Indenture, and may receive proceeds of borrowings under Third Restated Credit Agreement in the future; and
WHEREAS, the Indemnitor and Indemnitee entered into the Fourth Amended and Restated Indemnification Agreement (WGR) as of March 14, 2016 (the “Fourth Amended Indemnification Agreement”), and the parties have agreed to amend the Fourth Amended Indemnification Agreement as set forth herein to reflect the execution of the Third Restated Credit Agreement.
NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Fourth Amended Indemnification Agreement is amended as follows:
Section 1.    Amendment. Sections 1.3, 1.6, and 5 of the Fourth Amended Indemnification Agreement are amended by replacing “Second Restated Credit Agreement” where it appears in such Sections with “Third Restated Credit Agreement.”

Section 2.    Ratification of Fourth Amended Indemnification Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Fourth Amended Indemnification Agreement shall remain in full force and effect.
Section 3.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same Amendment.
Section 4.    Applicable Law. This Amendment shall be governed and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. The parties hereby irrevocably consent to the personal jurisdiction of the Federal and State courts located in New York, and waive any defense based upon improper venue, inconvenient venue or lack of personal jurisdiction.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

WESTERN GAS RESOURCES, INC.

By:
Name:	Michael C. Pearl
Title:	Vice President and Treasurer

WESTERN GAS HOLDINGS, LLC

By:
Name:	Philip H. Peacock
Title:	Vice President

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